QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

Certificate of Incorporation

        I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

CHINA HOSPITALS, INC.

        An Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 20th day of July Two Thousand Four

Given under my hand and Seal at George Town in the Island of Grand Cayman this 20th day of July Two Thousand Four
/s/ D. EVADNE EBANKS
Assistant Registrar of Companies, Cayman Islands, B.W.I.

QuickLinks

Exhibit 3.1